MONGOLIA ENERGY LIMITED
UNIT C & B, 8TH FLOOR
SINCERE INSURANCE BUILDING
4 HENNESSEY ROAD, HONG KONG
TEL: 852-25289298

State Registration Office
Mr. Ya.Bat-tsooj
Ulaanbaatar, Mongolia

Dear Mr. Ya.Bat-tsooj

It has come to our attention that Mr. Lin Dong Hong illegally registered Xinjiang Ridong Mining Investment Co. Ltd. ("Xinjiang") as a twenty percent (20%) shareholder of Tooroibandi LLC ("Tooroibandi") under FIFTA Resolution A-2783 of June 9, 2008. While Mr. Lin Dong Hong was issued a power of attorney on September 10, 2007, his authority was limited to corporate matters within his scope as the Executive Director of Tooroibandi. In accordance with Article 64 of the Civil Code, a written power of attorney is effective for the transfer of MEL's assets, only if it was also signed by the corporate accountant. The September 10, 2007 was sign solely by Mr. Tam.

Furthermore, and as is apparent by the documents submitted to State Registration Office as proof of the alleged share purchase, it is apparent that Mr. Lin Dong Hong has engaged in self-dealing by transferring twenty percent (20%) of the shares in Tooroibandi to a company he owns in People's Republic of China. A cursory inspection by the State Registration officer responsible for the registration would have revealed that both the seller and purchaser portion of all the agreements were signed by the same person, Mr. Lin Dong Hong. The attached affidavit executed by the Director of Mongolia Energy Limited ("MEL"), the sole shareholder of Tooroibandi, attests to the fact that in accordance with MEL's Articles of Incorporation, MEL cannot sell assets without a shareholder meeting. No shareholder meeting was called, and the shareholder resolution submitted by Mr. Lin Dong Hong is a fraudulent document.

Given that Mr. Lin Dong Hong signed both the sellers and purchase section of the agreements, a reasonable inspection of the documents as required by Article 18 of the State Registration of Legal Entities should have alerted the officer inspecting the documents to ask for additional documentation. At minimum a copy certificated copy of the shareholder meeting minutes signed by the directors of MEL would have been appropriate. Had the officer made such a request, Mr. Lin Dong Hong would have been unable to produce such a record.

[illegible]-1771
2008.08.13

We ask that you immediately de-register Xinjiang Ridong Mining Investment Co. Ltd as a shareholder of Tooroibandi, and correct Tooroibandi's Company Certificate such that MEL remains the sole shareholder.

Regards,

Anthony Tam
Director
Mongolia Energy Limited

2008 он 08 сар 13 өдөр [illegible] №1771
[illegible] сум,
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[illegible] 800 төгрөг хураав.
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